TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS; UPDATES FISCAL YEAR 2026 OUTLOOK

Brentwood, Tenn., July 23, 2026 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its second quarter ended June 27, 2026.

●	Net Sales Increased 2.3% to $4.54 Billion; Comparable Store Sales Decreased 1.5%
●	Company Recorded Charges Related to a Restructuring of the Petsense Business and Costs Associated with the VIP Petcare Acquisition
●	Diluted Earnings per Share (“EPS”) of $0.69 and Adjusted Diluted EPS of $0.81[1]

1 See “Use and Reconciliation of Non-GAAP Financial Measures” below

“The Tractor Supply business model demonstrated its strength and durability during the second quarter. Positive comparable store sales in April and June were more than offset by unusually adverse conditions in May, which drove second quarter results below our expectations. While we are not satisfied with our performance, we believe there are discrete headwinds impacting the majority of our end markets. Our core customer remains highly engaged, our needs-based businesses continue to perform well, and our competitive position remains strong. Tractor Supply has successfully navigated many economic cycles throughout our 88-year history, and we remain confident that the long-term demand drivers supporting our business remain intact. I want to thank our Team Members for their continued dedication to serving our customers every day,” said Hal Lawton, President and Chief Executive Officer of Tractor Supply.

Lawton continued, “We are updating our fiscal 2026 outlook to reflect our year-to-date performance and expectations for the balance of the year. We are responding with urgency by strengthening our companion animal business, reinforcing our value position and improving productivity across the business. At the same time, we are sharpening our strategic focus, evaluating where we allocate capital and resources and making disciplined choices that we believe will strengthen Tractor Supply and create long-term shareholder value. The actions we are taking are designed to improve performance over the balance of the year and further position the Company for long-term success.”

Second Quarter 2026 Results
Net sales increased 2.3% to $4.54 billion from $4.44 billion in the second quarter of 2025. The increase in net sales was driven by new store openings, partially offset by the decline in comparable store sales. Comparable store sales decreased 1.5%, as compared to an increase of 1.5% in the prior year’s second quarter, reflecting comparable average transaction count decline of 1.7% and comparable average ticket increase of 0.2%. Comparable store sales were positive in April and June, with underperformance in May driving the decline for the quarter. May results were pressured by softness in seasonal categories, including big-ticket items, as well as lower spending in discretionary categories. While the Company's consumable, usable and edible categories remained resilient overall, companion animal continued to perform below the Company average, although trends improved through the quarter. Continued strength across the balance of the Company's consumable, usable and edible categories, along with growth in digital sales, partially offset these headwinds.

Gross profit increased 2.6% to $1.68 billion from $1.64 billion in the prior year’s second quarter. Gross margin rate was 37.1% compared to 36.9% in the prior year’s second quarter. The second quarter of 2026 results include an inventory write-down of $5.9 million related to the planned closure of approximately 75 Petsense stores. On an adjusted basis, gross profit increased 3.0% to $1.69 billion, or 24 basis points to 37.2% as a percent of net sales for the quarter. This increase was primarily attributable to disciplined product cost management and tariff-related benefits that more than offset higher freight expense and incremental investments to strengthen the Company's price-value position.

Selling, general and administrative (“SG&A”) expenses, including depreciation, amortization and impairment, increased 14.4% to $1.22 billion from $1.06 billion in the prior year’s second quarter. As a percent of net sales, SG&A expenses increased to 26.8% from 23.9% in the second quarter of 2025. The second quarter of 2026 results include impairment and other charges for the Petsense business of $65.8 million due primarily to a restructuring of the business as well as acquisition costs of $9.5 million for the acquisition of VIP Petcare. On an adjusted basis, SG&A expenses increased 7.3% to $1.14 billion, or 118 basis points to 25.1% as a percent of net sales for the quarter. The increase in adjusted SG&A as a percent of net sales was primarily attributable to deleverage from lower comparable store sales, as well as higher medical claims and legal settlement expenses.

Operating income decreased 19.2% to $467.1 million from $577.8 million in the second quarter of 2025. On an adjusted basis, operating income decreased 5.1% to $548.3 million.

The effective income tax rate was 19.8% compared to 23.2% in the second quarter of 2025, primarily reflecting the timing of certain tax planning initiatives, as well as the one-time charges associated with the restructuring of the Petsense business and the acquisition costs associated with VIP Petcare.

Net income decreased 16.1% to $360.7 million from $430.0 million in the second quarter of 2025. Diluted EPS decreased 14.9% to $0.69 compared to $0.81 in the second quarter of 2025. On an adjusted basis, net income was $423.5 million, or $0.81 per diluted share.

The Company repurchased approximately 3.9 million shares of its common stock for $135.3 million and paid quarterly cash dividends totaling $125.6 million, returning a total of $260.9 million of capital to shareholders in the second quarter of 2026.

The Company opened 28 new Tractor Supply stores and three new Petsense by Tractor Supply stores in the second quarter of 2026.

Financial Outlook
Based on year-to-date performance and the Company’s outlook, Tractor Supply is updating its financial guidance for fiscal year 2026.

Adjusted operating margin, adjusted net income and adjusted diluted EPS are non-GAAP financial measures that exclude the Petsense impairment and VIP Petcare acquisition costs. The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort.

Updated
Net Sales	+2.5% to +3.5%
Comparable Store Sales	(1%) to flat
Operating Margin Rate	8.0% to 8.3%
Adjusted Operating Margin Rate	8.5% to 8.8%
Net Income	$930 million to $990 million
Adjusted Net Income	$990 million to $1.05 billion
Earnings per Diluted Share	$1.78 to $1.88
Adjusted Earnings per Diluted Share	$1.90 to $2.00

Given the revised 2026 outlook, the Company is withdrawing the long-term financial framework introduced at its December 2024 Investor Day. Tractor Supply remains confident in its long-term market opportunity and expects to provide an updated long-term financial framework in conjunction with its fourth quarter 2026 earnings announcement.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, July 23, 2026 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to access the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the call concludes.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 290 on the Fortune 500. The Company’s more than 54,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As part of the Company’s commitment to caring for animals of all kinds, Tractor Supply is proud to include Petsense by Tractor Supply, a pet specialty retailer, Allivet, a leading online pet and animal pharmacy, and VIP Petcare, the largest provider of mobile veterinary care in the United States, in its family of brands. Together, Tractor Supply is able to provide comprehensive solutions for pet care, livestock wellness and rural living, ensuring customers and their animals thrive. From its stores to the customer’s doorstep, Tractor Supply is here to serve and support Life Out Here.

As of June 27, 2026, the Company operated 2,463 Tractor Supply stores in 49 states and 209 Petsense by Tractor Supply stores in 23 states. For more information, visit www.tractorsupply.com and www.Petsense.com.

###

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements regarding market share gains, value creation, customer trends, new stores and distribution centers, store closures, property development plans, return of capital, financial guidance for fiscal 2026, including net sales, comparable store sales, operating margin rates, adjusted operating margin rates, net income, adjusted net income, earnings per diluted share, adjusted earnings per diluted share, and share repurchases, and expectations regarding a future long-term financial framework. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “intend,” “would,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to factors outside of our control. These factors include, without limitation, the impact of the recent and potential future tariff announcements and the corresponding macroeconomic pressures and those factors discussed in the “Risk Factors” section of the Company’s Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	For the Fiscal Three				For the Fiscal Six
	Months Ended				Months Ended
	June 27, 2026		June 28, 2025		June 27, 2026		June 28, 2025
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$4,541,314	100.00%	$4,439,729	100.00%	$8,133,360	100.00%	$7,906,682	100.00%
Cost of merchandise sold	2,858,705	62.95	2,799,755	63.06	5,149,566	63.31	5,011,285	63.38
Gross profit	1,682,609	37.05	1,639,974	36.94	2,983,794	36.69	2,895,397	36.62
Selling, general and administrative expenses	1,021,899	22.50	940,063	21.17	1,963,052	24.14	1,826,269	23.10
Depreciation and amortization	130,848	2.88	122,099	2.75	257,449	3.17	242,179	3.06
Impairment expense	62,747	1.38	—	—	62,747	0.77	—	—
Operating income	467,115	10.29	577,812	13.01	700,546	8.61	826,949	10.46
Interest expense, net	17,103	0.38	17,983	0.41	36,211	0.45	37,624	0.48
Income before income taxes	450,012	9.91	559,829	12.61	664,335	8.17	789,325	9.98
Income tax expense	89,297	1.97	129,786	2.92	139,096	1.71	179,913	2.28
Net income	$360,715	7.94%	$430,043	9.69%	$525,239	6.46%	$609,412	7.71%

Net income per share - basic	$0.69		$0.81		$1.00		$1.15
Net income per share - diluted	$0.69		$0.81		$1.00		$1.14

Weighted average shares outstanding:
Basic	523,729		530,331		525,068		531,030
Diluted	524,615		532,205		526,416		533,152

Dividends declared per common share outstanding	$0.24		$0.23		$0.48		$0.46

Note: Percent of net sales amounts may not sum to totals due to rounding.

Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	For the Fiscal Three		For the Fiscal Six
	Months Ended		Months Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net income	$360,715	$430,043	$525,239	$609,412
Other comprehensive loss:
Change in fair value of interest rate swaps, net of taxes	—	—	—	(1,217)
Total other comprehensive loss	—	—	—	(1,217)
Total comprehensive income	$360,715	$430,043	$525,239	$608,195

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 27, 2026	June 28, 2025
ASSETS
Current assets:
Cash and cash equivalents	$231,588	$225,810
Inventories	3,518,451	3,090,306
Prepaid expenses and other current assets	298,482	227,649
Income taxes receivable	205,995	—
Total current assets	4,254,516	3,543,765
Property and equipment, net	3,223,898	2,884,660
Operating lease right-of-use assets	4,110,840	3,655,729
Goodwill and other intangible assets	506,249	399,622
Other assets	66,318	75,019
Total assets	$12,161,821	$10,558,795

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,760,347	$1,519,094
Accrued employee compensation	74,935	72,305
Other accrued expenses	878,948	614,221
Current portion of finance lease liabilities	10,315	3,437
Current portion of operating lease liabilities	463,556	410,249
Income taxes payable	1,648	143,346
Total current liabilities	3,189,749	2,762,652
Long-term debt	2,153,826	1,673,472
Finance lease liabilities, less current portion	42,933	26,318
Operating lease liabilities, less current portion	3,874,348	3,443,879
Deferred income taxes	100,109	19,841
Other long-term liabilities	169,291	142,324
Total liabilities	9,530,256	8,068,486

Stockholders’ equity:
Common stock	7,136	7,124
Additional paid-in capital	1,473,959	1,399,333
Treasury stock	(6,641,872)	(6,191,887)
Retained earnings	7,792,342	7,275,739
Total stockholders’ equity	2,631,565	2,490,309
Total liabilities and stockholders’ equity	$12,161,821	$10,558,795

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Fiscal Six Months Ended
	June 27, 2026	June 28, 2025
Cash flows from operating activities:
Net income	$525,239	$609,412
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	257,449	242,179
Impairment expense	62,747	—
Gain on disposition of property and equipment	(41,465)	(33,421)
Share-based compensation expense	33,162	25,976
Deferred income taxes	(3,010)	(24,054)
Change in assets and liabilities:
Inventories	(429,655)	(231,907)
Prepaid expenses and other current assets	(91,619)	(26,400)
Accounts payable	363,375	271,691
Accrued employee compensation	(39,906)	(28,848)
Other accrued expenses	178,720	(15,892)
Income taxes	(177,303)	160,308
Other	15,402	53,531
Net cash provided by operating activities	653,136	1,002,575
Cash flows from investing activities:
Capital expenditures	(435,713)	(351,644)
Proceeds from sale of property and equipment	69,938	42,906
Acquisition of VIP Petcare, net of cash acquired	(129,838)	—
Acquisition of Allivet, net of cash acquired	—	(139,936)
Net cash used in investing activities	(495,613)	(448,674)
Cash flows from financing activities:
Borrowings under debt facilities	3,000,000	1,315,000
Repayments under debt facilities	(2,610,000)	(1,475,000)
Debt issuance costs	(2,506)	—
Principal payments under finance lease liabilities	(1,445)	(2,056)
Repurchase of shares to satisfy tax obligations	(14,384)	(14,482)
Repurchase of common stock	(253,607)	(169,979)
Net proceeds from issuance of common stock	13,920	11,315
Cash dividends paid to stockholders	(252,022)	(244,380)
Net cash used in financing activities	(120,044)	(579,582)
Net increase (decrease) in cash and cash equivalents	37,479	(25,681)
Cash and cash equivalents at beginning of period	194,109	251,491
Cash and cash equivalents at end of period	$231,588	$225,810

Selected Financial and Operating Information
(Unaudited)

	For the Fiscal Three		For the Fiscal Six
	Months Ended		Months Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Sales Information:
Comparable store sales increase/(decrease)	(1.5)%	1.5%	(0.6)%	0.5%
New store sales (% of total sales)	3.6%	2.9%	3.4%	2.8%
Average transaction value	$63.70	$63.68	$60.91	$60.51
Comparable store average transaction value increase/(decrease) (a)	0.2%	0.5%	0.8%	(1.0)%
Comparable store average transaction count increase/(decrease)	(1.7)%	1.0%	(1.4)%	1.5%
Total selling square footage (000’s)	41,877	39,755	41,877	39,755
Owned Brands and Exclusive Product Categories (% of total sales) (b)	29.0%	27.6%	30.2%	29.5%
Imports (% of total sales)	10.7%	10.9%	10.7%	11.1%

Store Count Information:
Tractor Supply
Beginning of period	2,435	2,311	2,395	2,296
New stores opened	28	24	68	39
Stores closed	—	—	—	—
End of period	2,463	2,335	2,463	2,335
Petsense by Tractor Supply
Beginning of period	206	206	207	206
New stores opened	3	2	3	4
Stores closed	—	(1)	(1)	(3)
End of period	209	207	209	207
Consolidated end of period	2,672	2,542	2,672	2,542

Pre-opening costs (000’s)	$3,490	$4,764	$7,774	$7,276

Balance Sheet Information:
Average inventory per store (000’s) (c)	$1,231.0	$1,155.0	$1,231.0	$1,155.0
Inventory turns (annualized)	3.33	3.60	3.15	3.33

Share repurchase program:
Cost (000’s) (d)	$136,832	$72,822	$255,643	$166,649
Average purchase price per share	$34.92	$51.10	$40.86	$52.89

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Beginning in the fiscal year ended December 27, 2025, the metric of exclusive brands as a percentage of total sales, which historically included only Tractor Supply Owned Brands, was revised to include both Tractor Supply Owned Brands and Exclusive Product Categories as a percentage of total sales. Prior period amounts have been recast to conform to the current year presentation.
(c) Assumes average inventory cost, excluding inventory in transit.
(d) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.

Note: Comparable store metrics percentages may not sum to total due to rounding.

	For the Fiscal Three		For the Fiscal Six
	Months Ended		Months Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Capital Expenditures (in millions):
New stores, relocated stores and stores not yet opened	$91.5	$85.3	$185.2	$144.8
Existing stores	71.1	58.4	123.7	101.4
Information technology	39.3	42.8	73.4	68.8
Distribution center capacity and improvements	30.7	23.6	52.7	31.6
Corporate and other	0.5	0.2	0.7	5.0
Total	$233.1	$210.3	$435.7	$351.6

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with U.S. GAAP. The Company believes this information is useful in providing period-to-period comparisons of the results of our continuing operations.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share and percentage data)

	For the Fiscal Three Months Ended
	June 27, 2026		Impairment and Acquisition Costs (a)		June 27, 2026
	(As Reported)		(Adjustment)		(As Adjusted)
		% of		% of		% of
		Net		Net		Net
		Sales		Sales		Sales
Cost of merchandise sold	$2,858,705	62.95%	$(5,926)	(0.13)%	$2,852,779	62.82%
Gross profit	$1,682,609	37.05%	$5,926	0.13%	$1,688,535	37.18%
Selling, general and administrative expenses (including depreciation, amortization, and impairment expense)	$1,215,494	26.77%	$(75,291)	(1.66)%	$1,140,203	25.11%
Operating income	$467,115	10.29%	$81,217	1.79%	$548,332	12.07%
Income before income taxes	$450,012	9.91%	$81,217	1.79%	$531,229	11.70%
Income tax expense	$89,297	1.97%	$18,433	0.41%	$107,730	2.37%
Net income	$360,715	7.94%	$62,784	1.38%	$423,499	9.33%
Diluted net income per share	$0.69		$0.12		$0.81

	For the Fiscal Six Months Ended
	June 27, 2026		Impairment and Acquisition Costs (a)		June 27, 2026
	(As Reported)		(Adjustment)		(As Adjusted)
		% of		% of		% of
		Net		Net		Net
		Sales		Sales		Sales
Cost of merchandise sold	$5,149,566	63.31%	$(5,926)	(0.07)%	$5,143,640	63.24%
Gross profit	$2,983,794	36.69%	$5,926	0.07%	$2,989,720	36.76%
Selling, general and administrative expenses (including depreciation, amortization, and impairment expense)	$2,283,248	28.07%	$(75,291)	(0.93)%	$2,207,957	27.15%
Operating income	$700,546	8.61%	$81,217	1.00%	$781,763	9.61%
Income before income taxes	$664,335	8.17%	$81,217	1.00%	$745,552	9.17%
Income tax expense	$139,096	1.71%	$18,433	0.23%	$157,529	1.94%
Net income	$525,239	6.46%	$62,784	0.77%	$588,023	7.23%
Diluted net income per share	$1.00		$0.12		$1.12

(a) Impairment and Acquisition Costs totaling $75.3 million are comprised of $33.2 million in goodwill and intangible asset impairment charges, $32.6 million in other impairment and restructuring charges, and $9.5 million in acquisition costs.